Exhibit 10.1

Axcelis Technologies, Inc.
Non-Employee Director Compensation effective July 1, 2005

Stephen R. Hardis, the lead director, receives an annual retainer of $100,000, payable quarterly. Mr. Hardis’ annual retainer will decrease to $50,000 effective July 1, 2006, and on July 1, 2007, his retainer will be reduced further in light of benchmarking for lead director compensation at that time.

Each other non-employee director receives an annual retainer of $30,000 payable quarterly.

Non-employee directors also receive additional committee chairman retainers and meeting fees.  Each director assuming responsibility as Chairman of a committee of the Board of Directors receives an annual retainer of $7,500.  Non-employee directors also receive cash fees for attendance at Board and committee meetings.  Currently, the meeting fees are: (1) $2,000 for attendance in person at a meeting of the Board of Directors; (2) $1,000 for attendance at a meeting of any committee of the Board of Directors; and (3) $1,000 for participation in a telephonic meeting of the Board of Directors or committee of the Board of Directors.   Mr. Hardis will not receive meeting fees until after July 1, 2006.  Fees are paid only to committee members with respect to attendance at a committee meeting.  Non-employee directors also receive reimbursement of out-of-pocket expenses incurred in attending Board and committee meetings.

Non-employee directors also receive automatic grants of options upon election and may be eligible for discretionary grants under the 2000 Stock Plan, as amended through June 24, 2005. The 2000 Stock Plan is filed as Exhibit 10.2 to this Form 8-K.